Exhibit 99.1

Monroe Capital Corporation Announces Third Quarter Distribution of $0.35 Per Share

CHICAGO, Ill., August 31, 2017 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) announced today that its Board of Directors has declared a distribution of $0.35 per share for the third quarter of 2017, payable on September 29, 2017 to stockholders of record as of September 15, 2017. The Company has adopted a dividend reinvestment plan that provides for reinvestment of distributions on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. As a result, when the Company declares a cash distribution, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their distribution automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission.

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC (“Monroe”) is a middle market direct lending and private credit asset management firm. Since 2004, the firm has provided private credit solutions to corporate borrowers in the U.S. and Canada.  Monroe’s middle market lending platform provides senior and junior debt financing to middle market businesses and private equity sponsors. Investment types include unitranche financings; cash flow, asset based and enterprise value based loans; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management and private equity sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Dallas, Los Angeles, New York, San Francisco and Toronto. Monroe has been recognized by Private Debt Investor as the 2016 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; Global M&A Network as the 2016 Small Middle Markets Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Emily Stoermer
BackBay Communications
(617) 391-0801
Email: emily.stoermer@backbaycommunications.com